[Letterhead of KPMG LLP]


Securities and Exchange Commission
Washington, DC  20549


Ladies and Gentlemen:

We are currently principal accountants for PVF Capital Corp. and, under the date of July 27, 2001, we reported on the consolidated financial statements of PVF Capital Corp. as of and for the years ended June 30, 2001 and 2000. On January 22, 2002, we were notified that PVF Capital Corp. engaged Crowe Chizek and Company, LLP as its principal accountant for the year ending June 30, 2002 and that the auditor-client relationship with KPMG LLP will cease upon completion of the review of PVF Capital Corp.'s consolidated financial statements as of and for the quarter ended December 31, 2001. We have read PVF Capital Corp.'s statements included under Item 4 of its Form 8-K dated January 22, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with PVF Capital Corporation's statement that the change was approved by the Registrant's Audit Committee and approved by the Registrant's Board of Directors.


Very truly yours,

                                     /s/ KPMG LLP




Cleveland, Ohio
January 24, 2002